Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— News Release -

CALGON CARBON WINS APPEAL IN CANADIAN PATENT CASE

PITTSBURGH, PA — December 8, 2005 — Calgon Carbon Corporation (NYSE:CCC) announced today that the Canadian Federal Court of Appeal allowed its appeal and set aside a decision rendered by a lower court in June 2005 that declared invalid the company’s patent for the use of ultraviolet light to prevent infection from Cryptosporidium in drinking water. As a result of the appeal court’s decision, the case will move forward to trial in April 2006 to determine the merits of Calgon Carbon’s claim that the City of North Bay, Ontario, Canada infringed its patent and Trojan Technologies, Inc. induced that infringement.

In June 2005, a federal court in Canada declared Calgon Carbon’s patent to be invalid, characterizing Calgon Carbon’s process for the inactivation of Cryptosporidium in drinking water using ultraviolet light as a discovery rather than an invention. Calgon Carbon appealed that decision, and the appeal was allowed. In reversing the lower court’s decision, the Canadian Federal Court of Appeal stated, “What is new and was not previously known is that using UV light at particular levels adequately treats water to prevent crypto infection. Because of this, a more costly means of producing that desired result can be avoided. That meets the definition ‘invention’.”

Later this month, the U.S. Environmental Protection Agency is expected to promulgate final regulations for the prevention of infection from Cryptosporidium which will include ultraviolet light as a primary treatment methodology. Until Calgon Carbon’s invention of a process for employing UV light to inactivate Cryptosporidium, the scientific community had rejected UV as a feasible option for treatment of the parasite.

Cryptosporidium is a major health concern worldwide because it may be found in drinking water whose source is surface water. When ingested, it can cause cryptosporidiosis which can be fatal in individuals with suppressed immune systems.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.